Exhibit 99.1
CINCINNATI BELL INC.
Executive Compensation Recoupment/Clawback Policy
(Effective January 1, 2011)
     1. This policy sets forth the conditions under which Cincinnati Bell Inc. (the “Company”) will seek reimbursement with respect to excess incentive compensation paid or awarded to, and to recover net profits realized from the sale, vesting or exercising of shares of the Company’s common stock by, Executive Officers of the Company. “Executive Officers” means those individuals designated by the Board of Directors as Executive Officers for purposes of Section 16 of the Securities Exchange Act of 1934.
     2. In each instance where all three of the following factors exist, the Company will seek to recover from each Executive Officer the full or partial portion of any cash or equity-based incentive compensation paid to or received by such officer for or during each of the restated periods that is greater than the amount that would have been paid or received had the financial results been properly reported:
          (a) the incentive compensation payment or award (or the vesting of such award) was based upon the achievement of financial results, as reported in a Form 10-Q, Form 10-K or other report filed with the Securities and Exchange Commission (“SEC”), that were subsequently the subject of a restatement to correct an accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards);
          (b) a lower payment or award would have been made to such Executive Officer (or less or no vesting would have occurred with respect to such award) based upon the restated financial results; and
          (c) the need for the restatement was identified within three years after the date of the first public issuance or filing of the financial results that were subsequently restated.
     3. Other Applicable Provisions.
          (a) The Company may, to the extent permitted by law, enforce part or all of an Executive Officer’s repayment obligation under this policy by reducing any amounts that may be owing from time-to-time by the Company or any of its subsidiaries to such Executive Officer, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason.
          (b) The Board of Directors (or a designated committee comprised exclusively of independent directors) shall have full and final authority to make the determination set forth under this policy.
          (c) This policy shall be effective as of January 1, 2011 (the “Effective Date”) for any current Executive Officer, or former Executive Officer that terminates employment after the Effective Date, and shall apply to cash and equity-based incentive compensation that is approved, granted or awarded on or after that date. From and after the Effective Date, each award agreement or other document setting forth the terms and conditions of any incentive compensation shall include a provision incorporating the requirements of this policy.
          (d) The repayment of incentive compensation under this policy is in addition to any other right or remedy available to the Company.
          (e) Incentive compensation means any cash or equity or bonus or profit sharing awarded to an Executive Officer based upon achievement of financial performance metrics.
          (f) This policy shall not apply to any current or former Executive Officer subsequent to a merger or acquisition where the Executive Officer was not employed by the Company (or its successor) for the restatement period.
          (g) This policy is separate from and in addition to requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer, and the Board of Directors shall consider any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to Section 304 in determining any amount of excess compensation to recoup and the recoupment period defined under Section 304.
          (h) This policy is subject to any current or future actions imposed by law enforcement agencies, regulators or other authorities.

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